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Exhibit 4.8

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

        The first sentence of Section 2.1(a) of the Registration Rights Agreement dated November 2, 2007 (the "Agreement"), by and between Mines Management, Inc. (the "Company") and Silver Wheaton Corp. will be amended to read as follows:

        (a)   Registration. The Company shall prepare and file with the Commission as soon as practicable but in any event within forty-five (45) days after the Closing Date (the "Filing Deadline") and use its commercially reasonable efforts to have declared effective as soon as practicable thereafter (but in any event no later than 11:59 p.m. on March 31, 2008 ("Effectiveness Deadline")), a registration statement on Form S-3 (or, if the Company is not then eligible to use Form S-3, another appropriate form) providing for the resale by the Holders of all of the Registrable Securities (the "Shelf Registration Statement").

        Except as modified herein, the Agreement shall remain in full force and effect.

AGREED TO AND ACCEPTED THIS 12th DAY OF MARCH, 2008		AGREED TO AND ACCEPTED THIS 12th DAY OF MARCH, 2008
Silver Wheaton Corp.		Mines Management, Inc.
/s/ NOLAN WATSON		/s/ JAMES H. MOORE
By:	Nolan Watson Chief Financial Officer	By:	James H. Moore Chief Financial Officer

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AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT